UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 12/13/2011

Commission File Number
001-34581

Kraton Performance Polymers, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300
Houston, TX 77032
(Address of principal executive offices, including zip code)

281-504-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 14, 2011, the Board of Directors of Kraton Performance Polymers, Inc. (“Kraton”) approved the entry into indemnification agreements with our directors and Section 16 reporting officers, including our “named executive officers,” to replace the existing indemnification agreements with such persons.  A copy of the form of indemnification agreement is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K .  The summary description of certain of the terms of the indemnification agreements below is qualified in its entirety by reference to the form of indemnification agreement filed herewith.

In general, the indemnification agreements provide that, to the fullest extent allowed under Delaware law, Kraton will indemnify  the indemnitees for all expenses (including attorneys’ fees), judgments, fines, liabilities and amounts paid in settlement incurred by the indemnitee due to legal proceedings to which the indemnitee is made a party or threatened to be made a party or is otherwise involved in (including as a witness) by virtue of the indemnitee’s having served Kraton as an officer, director, employee or agent, or having served as an officer, director, employee or agent of another entity at the request of Kraton.  Kraton is obligated to advance expenses under the agreements upon an indemnitee’s request, provided the indemnitee delivers an undertaking to repay any amounts advanced if it is ultimately determined that indemnification is not available under the indemnification agreement.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2011, Michael G. MacDougall notified Kraton of his resignation from our board of directors effective December 31, 2011.

On December 15, 2011, Timothy J. Walsh notified Kraton of his resignation from our board of directors effective December 21, 2011.

Neither resignation is in connection with a disagreement with Kraton.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

10.1           Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Performance Polymers, Inc.

Date: December 16, 2011	By:	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Chief Financial Officer

Exhibit Index

Exhibit No.                                Description

10.1                                Form of Indemnification Agreement